UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2017

LM FUNDING AMERICA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37605 (Commission File Number)	47-3844457 (IRS Employer Identification No.)

302 Knights Run Avenue, Suite 1000 Tampa, Florida 33602 (Address of principal executive offices, including zip code) (813) 222-8996 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 5.02.Departure of Directors or Certain Officer; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 29, 2017, (the “Effective Date”) Richard Russell, CPA, CGMA, joined LM Funding America, Inc. (“LMFA”) as its Chief Financial Officer.  Mr. Russell, age 57, joined LMFA from his private consulting practice where he provides financial and accounting services with a focus on technical and external reporting, internal auditing, mergers & acquisitions, risk management and interim CFO and controller services since 2016.  Previously, Mr. Russell, served as Chief Financial Officer for Mission Health Communities a $150 million skilled nursing company and assisted living facilities from 2013 to 2016.

Before that, Mr. Russell served in a variety of roles for Cott Corporation (“COTT”) from 2007 to 2013 including Senior Director Finance, Senior Director of Internal Auditing and Assistant Corporate Controller.  COTT was a $2.3 billion public international manufacturing beverage company and Mr. Russell was responsible for the financial analysis of operations, SEC reporting, internal audit, technical accounting, and special projects.  Mr. Russell’s extensive professional experience with public companies include his position as Director of Financial Reporting and Internal Controls for Quality Distribution, a $700 million publicly held international services trucking company from 2004 – 2007, and with Danka, a $1.3 billion publicly held international company providing office imaging services as their Director of Reporting from 2001 – 2004. Mr. Russell currently holds the following positions: Chief Executive Officer and Chief Financial Officer of Omega Brands Inc. (“OMGB”) which is an inactive public shell company and Chief Financial Officer of Affinitas Life which is an emerging senior care private company.

Mr. Russell began his career at Ernest & Young after earning a bachelor of science in accounting from the University of Alabama.  Mr. Russell also holds a bachelor of arts in international studies from the University of South Florida, a master’s degree in tax accounting from the University of Alabama and a master’s in business administration from University of Tampa.

There are no arrangements or understandings between Mr. Russell and any other person pursuant to which he was appointed as our company’s Chief Financial Officer.  There is no family relationship between Mr. Russell and any director, executive officer, or person nominated or chosen by our company to become a director or executive officer of our company.  LMFA has not entered into any transactions with Mr. Russell that would require disclosure pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.

Mr. Russell’s Employment Agreement

Under the terms of the Employment Agreement between the Company and Mr. Russell, Mr. Russell will serve as Chief Financial Officer of the Company. Mr. Russell is to receive a base salary of $180,000 per year, subject to possible merit increases.  In addition, Mr. Russell is eligible to receive an annual bonus and long term incentive awards as determined by the Company’s Board of Directors and is eligible to participate in any equity incentive plan, stock option plan, or similar plan adopted by the Company.

On the Effective Date, Mr. Russell also received stock options to purchase 25,000 shares of the Company’s common stock under the Company’s 2015 Omnibus Incentive Plan (“Plan”) at a price equal to $12.50 per share.  These stock options vest over a three-year period in equal annual installments beginning on the one-year anniversary of the Effective Date.  Additional grants under the Plan may be made to Mr. Russell based upon an evaluation of his performance by the Company’s Board of Directors.

The foregoing does not purport to be a complete description of Mr. Russell Employment Agreement and is qualified by reference to the full text of such agreement attached as an exhibit to this Current Report on Form 8-K.

On November 22, 2017, Mr. Greg Gist resigned from LM Funding America, Inc. as its Vice President and Chief Accounting Officer. Mr. Gist has accepted a position with a much larger company.

 Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits

Exhibit Number	Description of Exhibit

10.1	Employment Offer, dated November 16, 2017, by and between the Company and Richard Russell.

 #Indicates a management contract or compensatory arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LM FUNDING AMERICA, INC.

By:	/s/ Bruce M. Rodgers
Bruce M. Rodgers
Chairman of the Board and Chief Executive Officer

Date:  November 30, 2017